Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on the financial statements of Prime Harvest, Inc. for the periods ended December 31, 2020 and December 31, 2021, dated June 9, 2022, included in Prime Harvest, Inc.’s Registration Statement on Form 1-A/A Regulation A Offering Statement Under the Securities Act of 1933 dated December 2, 2022.

Los Angeles, California
December 2, 2022

APPENDIX 10B